ITEM 77C
                                                                       Exhibit 1


                 DREYFUS PREMIER EQUITY FUNDS, INC. (the "Fund")

                 MATTER SUBMITTED TO A VOTE OF SECURITY HOLDERS


     A Special Meeting of Shareholders of the Dreyfus Premier Equity Funds, Inc. was held on June 29, 2006. Out of a total of 1,713,193.536 shares ("Shares") entitled to vote at the meeting, a total of 1,165,681.560 were represented at the Meeting, in person or by proxy. The following matter was duly approved of the holders of the Fund's outstanding Shares as follows:


                                                  Shares
                                 ------------------------------------------
                                 ------------------------------------------

                                         For          Authority Withheld
                                 ------------------------------------------
To elect additional Board
Members:

Peggy C. Davis*                     1,155,729.197          9,952.363
Joseph S. DiMartino                 1,155,669.783         10,011.777
David P. Feldman                    1,156,288.401          9,393.159
Ehud Houminer*                      1,156,288.401          9,393.159
Gloria Messinger*                   1,155,501.107         10,180.453
Anne Wexler*                        1,156,395.401          9,286.159

*Each will serve as an Independent Board member of the fund commencing, subject to the discretion of the Board, on or about January 1, 2007.

James F. Henry, Dr. Paul A. Marks and Dr. Martin Peretz continue as Board members of the fund after the shareholder meeting.